Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Context Therapeutics Inc. on Form S-3 (No. 333-268266 and 333-261599) and Form S-8 (No. 333-270759, 333-263789 and 333-260385) of our report dated March 21, 2024, with respect to the consolidated financial statements of Context Therapeutics Inc. and Subsidiaries as of December 31, 2023 and 2022 and for the years then ended, included in this Annual Report on Form 10-K of Context Therapeutics Inc. for the year ended December 31, 2023. Our report includes an explanatory paragraph relating to the Context Therapeutics Inc.’s ability to continue as a going concern.

/s/ CohnReznick LLP

Parsippany, New Jersey
March 21, 2024